File No. 333-66632
Filed pursuant to
Rule 424(b)(3) and
Rule 424(c)

PROSPECTUS SUPPLEMENT NO. 1
 (To Prospectus dated October 15, 2001)

4,134,500 Shares

PepsiCo, Inc.

COMMON STOCK
(Par Value 1-2/3 Cents per Share)
Available to be Resold

        The following information updates and supplements the prospectus dated October 15, 2001 (the “Prospectus”) covering affiliate reoffers and resales of PepsiCo, Inc. Common Stock, par value 1-2/3 cents per share, which were acquired under The Quaker Long Term Incentive Plan of 1990, The Quaker Long Term Incentive Plan of 1999 or The Quaker Oats Company Stock Option Plan for Outside Directors. Such Prospectus was filed with the Securities and Exchange Commission as part of Post-Effective Amendment No. 1 to Registration No. 333-66632. The address for the Selling Stockholder is c/o PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577.

        The “Selling Stockholder” information is updated and restated in its entirety as follows:

STOCKHOLDER ELIGIBLE TO RESELL

Name and Material Relationships with PepsiCo Since October 1999	Shares of Common Stock Available to be Resold (whether or not there is a present intent to do so)	Shares of Common Stock Beneficially Owned	Shares of Common Stock Subject to Right to Acquire Prior to October 8, 2003
Robert S. Morrison Vice Chairman; Director; Chairman, PepsiCo Beverages and Foods North America; President and Chief Executive Officer, The Quaker Oats Company	4,134,500	351,407	4,134,500

October 8, 2002